EXHIBIT 10.159


                                 LEASE AGREEMENT

     THIS LEASE AGREEMENT, dated July 23, 1998 is made and entered into by and between Dana Realty Trust, a Massachusetts Trust hereinafter referred to as "Lessor", and Catalina Industries, Inc., a Florida corporation hereinafter referred to as "Lessee."

                               W I T N E S S T H

     1. PREMISES AND TERM. In consideration of the mutual obligations of Lessor and Lessee set forth herein, Lessor leases to Lessee, and Lessee leases from Lessor the approximately 37,000 square foot building (the "Premises") known and numbered as 55 Norfolk Avenue, Easton, Massachusetts, together with all rights, privileges, easements, appurtenances, and amenities belonging to or in any way pertaining to the Premises, to have and to hold, subject to the terms, covenants and conditions in this Lease. The term of this Lease shall commence on July 1, 1998 and shall terminate on June 30, 1999.

     2. RENT. Lessee agrees to pay to Lessor rent for the Premises, in advance, without demand, at the rate of Eleven Thousand Dollars ($11,000) per month during the term of this Lease. The above $11,000.00 monthly rent will be adjusted, prospectively, or any increases and/or decreases in real estate taxes, property insurance premiums (assuming the same coverage as currently existing) and/or mortgage interest rates (assuming the present mortgage agreement) with respect to the Premises. Notwithstanding the above, no changes will be made in the monthly rent due to the refinancing of the real estate mortgage.

     3. REPAIRS. Lessor, at its own cost and expense, shall maintain the roof, foundation and structural soundness of the exterior walls of the building of which the Premises are a part in good repair, reasonable wear and tear excluded. Lessee, at its own cost and expense, shall maintain all parts of the Premises (except those for which Lessor is expressly responsible hereunder) in good condition.

     4. UTILITIES. Lessee shall pay for all water, gas, heat, light, power, telephone, sewer and other utilities and services used on or at the Premises for the term of this Lease.

     5. FIRE AND CASUALTY DAMAGE. If the Premises should be damaged or destroyed by fire or other peril so that the Premises are unusable by Lessee for a period exceeding thirty (30) days, this Lease shall become void.

     6. SUBLETTING. Lessee shall have the right to sublet any or all of the Premises during the term of this Lease.

     7. QUIET ENJOYMENT. Lessor covenants that it has good title to the Premises, free and clear of all liens and encumbrances, expecting only the lien for current taxes not yet due, mortgages, government ordinances, and easements, restrictions and other conditions of public record.

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     8. TAXES AND INSURANCE. Lessor shall be responsible for all real estate taxes with respect to the Premises. Lessor shall be responsible for insuring the physical structure of the Premises. Lessee shall pay all taxes charged against any personal property owned by the Lessee. Lessee shall be responsible for insuring all of Lessee's personal property contained in the Premises.

     9. OPTION. This Lease may be extended for an one (1) year period upon the mutual written agreement of Lessee and Lessor.

     10. MUTUAL RELEASES. Lessor agrees to hold Lessee harmless from any loss or claim arising out of the negligence of Lessor or its agents, employees, representatives or invitees. Lessee agrees to hold Lessor harmless from any loss or claim arising out of the negligence of Lessee or its agents, employees, representatives or invitees.

     11. SALE OF BUILDING. Upon the execution of a purchase contract with respect to the Premises, Lessor shall have the right to cancel this Lease upon ninety (90) days written notice to Lessee.


     EXECUTED THIS 23rd DAY OF JULY, 1998.

     DANA REALTY TRUST


     /s/ ILLEGIBLE
     ---------------------------
     By:


     CATALINA INDUSTRIES, INC.


     /s/ ILLEGIBLE
     ---------------------------
     By: